Exhibit 4.2


                                 Note Guarantee

                               dated July 12, 1996


     Reference is hereby made to those certain Securities Purchase Agreements dated July 12, 1996 (as the same may be amended, modified or supplemented from time to time, the "Securities Purchase Agreements") among SpectraScan, Inc., a Delaware corporation (the "Operating Company"), PSC Inc., a New York corporation (the "Holding Company"), and the institutional investors named therein. The Operating Company and the Holding Company are referred to herein as the "Companies" and each as a "Company". Capitalized terms used herein without definition have the meanings ascribed to them in the Securities Purchase Agreements.

     The undersigned (the "Guarantor"), for value received, hereby irrevocably and unconditionally guarantees the due and punctual payment and performance of the following obligations (each, a "Guaranteed Obligation" and collectively, the "Guaranteed Obligations") when and as the same shall become due and payable in accordance with the terms thereof, as the same may be amended, modified or supplemented from time to time:

          (a) the due and punctual payment of the principal of and premium (including, without limitation, the Applicable Premiums), if any, and interest on (including any interest accruing after the commencement of any action or proceeding under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable domestic or foreign federal or state bankruptcy, insolvency or other similar law, and any other interest that would have accrued but for the commencement of such proceeding, whether or not any such interest is allowed as an enforceable claim in any such proceeding) and fees and other amounts payable with respect to the Notes; and

          (b) the due and punctual payment and performance of any and all other indebtedness and obligations of either Company under the Securities Purchase Agreements or otherwise arising under or referred to in any of the other Operative Documents, all as amended, modified or supplemented from time to time, including, without limitation, the payment of all amounts required to be paid under sections 21 and 22 of the Securities Purchase Agreements or under any other provision of any of the Operative Documents relating to indemnification, reimbursement of expenses and the like.

     The Guarantor hereby agrees that the Guarantor's liability hereunder is joint and several with any other Person(s) (the "Other Guarantors") who may guarantee the Guaranteed Obligations or any part thereof.

     Notwithstanding anything to the contrary herein, the obligations of the Guarantor under this Note Guarantee are subordinated to Superior Indebtedness to the extent and in the manner specified in the Securities Purchase Agreements.

     This Note Guarantee is an absolute, primary, unconditional, irrevocable, present and continuing guarantee of payment (and not of collectibility or performance only), is not subject to any counterclaim, setoff, deduction, withholding, diminution, abatement, recoupment, suspension, deferment, reduction or defense and is in no way conditioned or contingent upon any attempt to collect from the applicable Company or any Other Guarantor or upon any other condition or contingency; if the applicable Company shall fail so to pay punctually the principal of, or the premium, if any, interest or other amount on any Guaranteed Obligation, the Guarantor will immediately pay the same to the holder thereof, with interest (to the extent permitted by applicable law) on any overdue amount, at a rate per annum equal to 2% above the non-default rate otherwise applicable thereto, until paid and, upon any acceleration of any Note, with the applicable premium, if any, specified in the Securities Purchase Agreements, as liquidated damages and not as a penalty. Payments due on the Guaranteed Obligations shall be overdue for purposes hereof if not made on the originally scheduled date of payment therefor, without giving effect to any applicable grace period. Payments by the Guarantor hereunder shall be made in lawful money of the United States of America and may be required by any holder of any Guaranteed Obligation on any number of occasions.

     This Note Guarantee shall remain in full force and effect without regard to, and the obligations of the Guarantor hereunder shall not be affected or impaired by: (a) any amendment or modification of or supplement to any of the Operative Documents, including, without limitation, any amendment, modification and/or supplement which changes the timing or amount of any payment (or prepayment) of the principal of or premium, if any, or interest on, or any other terms of payment of, any of the Guaranteed Obligations; (b) any extension, indulgence or other action or inaction in respect of any of the Operative Documents; (c) any default by either Company, the Guarantor or any Other Guarantor under, or any invalidity or unenforceability of, or any irregularity or other defect in, any of the Operative Documents; (d) any exercise or non-exercise of any right, remedy, power or privilege in respect of any of the Operative Documents; (e) any transfer of the assets of either Company, the Guarantor or any Other Guarantor to, or any consolidation or merger of either Company, the Guarantor or any Other Guarantor with or into, any other Person;
(f) any bankruptcy, insolvency, reorganization or similar proceeding involving or affecting either Company, the Guarantor or any Other Guarantor; (g) any change in or addition to or partial or complete release of any collateral securing the Guaranteed Obligations or any partial or complete release of any Other Guarantor or other Person primarily or secondarily liable for the Guaranteed Obligations; (h) any change of circumstances, whether or not foreseen or foreseeable, or any impossibility of performance, whether through acts of

God, action of any governmental authority or agency, change of law, other force majeure or otherwise, whether or not beyond the control of either Company, the Guarantor, any Other Guarantor or any other Person; (i) any attachment, claim, demand, charge, Lien, order, process, encumbrance or any other happening or event or reason, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against any Person, or any claims, demands, charges or Liens of any nature, foreseen or unforeseen, incurred by any Person, or against any sums payable under any of the Operative Documents, so that such sums would be rendered inadequate or would be unavailable to make the payments therein provided; (j) the failure of the Guarantor to receive any benefit or consideration from or as a result of its execution, delivery and performance of this Note Guarantee or (k) any other circumstance or cause, whether similar or dissimilar to any of the foregoing, that might constitute a legal or equitable discharge or defense of the Guarantor and whether or not the Guarantor shall have had notice or knowledge thereof, it being agreed by the Guarantor that for the purposes hereof, the Guaranteed Obligations shall be due and payable when and as the Guaranteed Obligations shall be due and payable in accordance with the terms thereof notwithstanding that collection or enforcement thereof may be stayed or enjoined under any law or may otherwise be impossible and notwithstanding that the Notes may then be or have become invalid, void or voidable for any reason.

     The Guarantor hereby acknowledges receipt of a correct and complete copy of each of the Operative Documents and consents to all of the terms and provisions thereof, as the same may be from time to time hereafter amended, modified or supplemented, and waives (a) presentment, demand for payment, and protest of non-payment, of any principal of or premium, if any, interest or other amount on any Guaranteed Obligation; (b) notice of acceptance of this Note Guarantee and of presentment, demand, and intent to accelerate and protest; (c) notice of any default under any of the Operative Documents or any other agreement relating thereto; (d) demand for performance or observance of, and any enforcement of any provisions of, or any pursuit or exhaustion of rights or remedies against the Companies, the Guarantor, any other Guarantor or any other Person under any of the Operative Documents and any requirements of diligence or promptness on the part of any holder of any Guaranteed Obligation in connection therewith; and (e) to the extent the Guarantor lawfully may do so, any and all other demands and notices of every kind and description with respect to the foregoing or which may be required to be given by any statute, or rule of law and any defense of any kind (other than the defense of payment) which the Guarantor may now or hereafter have with respect to any of the Operative Documents or any other agreement relating thereto. Without limiting the generality of the foregoing, no Person who is entitled to the benefits of this Note Guarantee shall be required to make any demand upon, or to pursue or exhaust any of its rights or remedies against, either Company, any Other Guarantor or any other Person or any collateral or other security, prior to exercising any right hereunder, and no delay or omission on the part of any such Person in exercising any right under any of the Operative Documents or any other agreement relating thereto shall operate as a waiver or relinquishment of such right.

     The Guarantor hereby grants each holder of any Guaranteed Obligation the full power in the uncontrolled discretion of such holder, without notice to the Guarantor and without in any way affecting the liability of the Guarantor under this Note Guarantee: (a) to waive compliance with and any default under, and to consent to any amendment or change of any terms of any of the Operative
Documents and any other agreement relating thereto, including, without limitation, any change in the timing or amount of any payment (or prepayment) of the principal of or premium, if any, or interest on, or any other terms of payment of, any of the Guaranteed Obligations; and (b) to grant extensions or renewals thereof and other indulgences with respect thereto, and to effect releases, compromises or settlements with respect thereto.

     The Guarantor hereby covenants and agrees that, until the Guaranteed Obligations are indefeasibly paid in full in cash, the Guarantor will not enforce or otherwise exercise any rights of reimbursement, subrogation, contribution or other similar rights against each Company, any Other Guarantor or any other Person with respect to any Guaranteed Obligation or otherwise.

     The Guarantor will reimburse each holder of any Guaranteed Obligation for all costs of collection or enforcement (including, without limitation, reasonable attorneys' fees and expenses) incurred by such holder in enforcing the obligations of the Guarantor hereunder.

     This Note Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any amount received in respect of any of the Operative Documents is rescinded or must otherwise be restored or returned by the payee thereof upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of either Company, the Guarantor or any Other Guarantor or upon the appointment of any receiver or conservator of, or trustee or similar official for, either Company, the Guarantor or any Other Guarantor or any substantial part of the properties of either Company, the Guarantor or any Other Guarantor, or otherwise, all as though such payment had not been made.

     No amendment or waiver of any provision of this Note Guarantee or consent to any default under, breach of or departure from this Note Guarantee by the Guarantor shall in any event be effective unless the same shall be in writing and signed by the Guarantor and the Required Holders of the Securities at the time outstanding and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     All notices and other communications under this Note Guarantee shall be in writing and shall be addressed and delivered or mailed in accordance with the provisions of section 23 of the Securities Purchase Agreements.

     This Note Guarantee, including the validity hereof and the rights and obligations arising hereunder, and all amendments and supplements hereof and all waivers and consents hereunder shall be construed in accordance with and governed by the domestic substantive laws of the State of New York without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. The Guarantor, to the extent that the Guarantor may lawfully do so, hereby consents to service of process, and to be sued, in the State of New York and in The Commonwealth of Massachusetts and consents to the jurisdiction of the courts of the State of New York and of The Commonwealth of Massachusetts and of the United States District Court for the Southern District of New York and for the District of Massachusetts, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of the Guarantor's obligations hereunder, and expressly waives any and all objections the Guarantor may have as to venue in any such courts. The Guarantor further agrees that a summons and complaint commencing an action or proceeding in any of such courts shall be properly served and shall confer personal jurisdiction if served personally or by certified mail to the Guarantor in care of the Companies at the address of the Companies set forth in section 23 of the Securities Purchase Agreements or as otherwise provided under the laws of the State of New York or The Commonwealth of Massachusetts, as the case may be. Notwithstanding the foregoing, the Guarantor agrees that nothing contained herein shall preclude the institution of any such suit, action or other proceeding in any jurisdiction other than the State of New York or The Commonwealth of Massachusetts.

     THE GUARANTOR IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST THE GUARANTOR IN RESPECT OF THE GUARANTOR'S OBLIGATIONS HEREUNDER.

     This Note Guarantee (together with the other Operative Documents) embodies the entire agreement and understanding between the Guarantor and the holders of the Guaranteed Obligations and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any provision in this Note Guarantee or any of the other Operative Documents shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof and thereof shall not in any way be affected or impaired thereby.

     All or any of the rights of each holder of any Guaranteed Obligations hereunder may be transferred or assigned at any time and shall be transferred and assigned upon the transfer of any Guaranteed Obligation whether with or without the consent of or notice to the Guarantor.


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

      IN WITNESS WHEREOF, the Guarantor has executed this Note Guarantee as an instrument under seal as of the date first above written.






                                         By: /s/ William J. Woodard
                                                 William J. Woodard
                                                 Vice President, Finance
                                                  and Treasurer
                                                 (Title)